UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2015

PINNACLE FINANCIAL PARTNERS, INC.
(Exact name of registrant as specified in charter)
Tennessee	000-31225	62-1812853
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
150 Third Avenue South, Suite 900, Nashville, Tennessee		37201
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:   (615) 744-3700

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.                          Completion of Acquisition or Disposition of Assets.
On July 31, 2015, Pinnacle Financial Partners, Inc. (the "Company") consummated its previously announced acquisition of CapitalMark Bank & Trust ("CapitalMark"). Pursuant to the terms of the Agreement and Plan of Merger dated as of April 7, 2015 by and among the Company, Pinnacle Bank, the Company's wholly owned banking subsidiary ("Pinnacle Bank"), and CapitalMark (the "Merger Agreement"), CapitalMark merged with and into Pinnacle Bank, with Pinnacle Bank continuing as the surviving corporation (the "Merger").
By virtue of the Merger, each holder of an issued and outstanding share of common stock of CapitalMark had the right to elect, for each share of CapitalMark common stock held by such holder, to receive either (i) 0.50 shares of the Company's common stock, (ii) an amount in cash equal to the value of 0.50 shares of the Company's common stock, based on the 10-day average closing price for the Company's common stock prior to July 31, 2015 (which such amount equaled $26.78), or (iii) a combination of stock and cash. The holders of issued and outstanding shares of common stock of CapitalMark that failed to submit a valid election by the election deadline will have 90% of their shares converted into the right to receive 0.50 shares of the Company's common stock per share and 10% of their shares converted into the right to receive $26.78 per share in cash.
The total amount of stock and cash issued to CapitalMark common shareholders will equal approximately 90% and 10%, respectively, of CapitalMark's outstanding shares of common stock as of the effective time of the Merger. As a result, the Company is issuing approximately 3.3 million shares of its common stock and paying approximately $19.7 million in cash (including payments related to fractional shares) to the CapitalMark shareholders. Fractional shares will be acquired for cash based on the 10-day average closing price for the Company's common stock prior to July 31, 2015.
Item 2.03.                          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On July 30, 2015, Pinnacle Bank completed the issuance, through a private placement, of $60 million in aggregate principal amount of subordinated notes due July 30, 2025 (the "Notes") to certain institutional accredited investors. The Notes bear a fixed interest rate of 4.875 percent per annum until July 30, 2020, payable semi-annually in arrears. From July 30, 2020, the Notes will bear a floating rate of interest equal to 3-Month LIBOR + 3.128 percent per annum until the Notes mature on July 30, 2025, or such earlier redemption date, payable quarterly in arrears. The Notes will be redeemable by Pinnacle Bank, in whole or in part, on or after July 30, 2020 or, in whole but not in part, upon the occurrence of certain specified tax events, capital events or investment company events. The Notes are not subject to redemption at the option of the holders.
The sale of the Notes yielded net proceeds of approximately $59.1 million, and the Notes qualify initially as Tier 2 capital for regulatory purposes. Pinnacle Bank used the net proceeds in connection with the Merger and intends to also use the net proceeds in its proposed acquisition of Magna Bank in Memphis and for other general corporate purposes.
The foregoing description does not purport to be a complete description of the Notes. The above description is qualified in its entirety by reference to the form of Note, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 5.02.                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d)            As previously disclosed in the Company's Current Report on Form 8-K filed with Securities and Exchange Commission on July 21, 2015, in connection with the Merger, Charles E. Brock, a former member of the board of directors of CapitalMark, became a member of the board of directors of the Company effective as of the closing of the Merger.
Item 9.01.                          Financial Statements and Exhibits.

(d)            Exhibits

4.1            Form of 4.875% Fixed-to-Floating Rate Subordinated Note due July 30, 2025 Certificate

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE FINANCIAL PARTNERS, INC.

By:	/s/ Harold R. Carpenter
Harold R. Carpenter
Executive Vice President and
Chief Financial Officer
Date:            August 5, 2015

EXHIBIT INDEX

Exhibit No.	Description
4.1	Form of 4.875% Fixed-to-Floating Rate Subordinated Note due July 30, 2025 Certificate